Exhibit 99.1

UNIVERSAL HEALTH REALTY INCOME TRUST		Universal Corporate Center
367 S. Gulph Road
P.O. Box 61558
King of Prussia, PA 19406
(610) 265-0688
FOR IMMEDIATE RELEASE
CONTACT:	Charles Boyle	October 23, 2013
Chief Financial Officer
(610) 768-3300

UNIVERSAL HEALTH REALTY INCOME TRUST

REPORTS FINANCIAL RESULTS FOR THE THREE AND NINE MONTHS ENDED

SEPTEMBER 30, 2013

Consolidated Results of Operations - Three-Month Periods Ended September 30, 2013 and 2012:

KING OF PRUSSIA, PA - Universal Health Realty Income Trust (NYSE:UHT) announced today that for the three-month period ended September 30, 2013, reported net income was $3.3 million, or $.26 per diluted share, as compared to $3.0 million, or $.24 per diluted share, during the third quarter of 2012.

The increase in net income during the third quarter of 2013, as compared to the third quarter of 2012, was attributable primarily to a decrease of approximately $600,000 in amortization expense recorded on intangible assets, partially offset by approximately $300,000 of other combined unfavorable changes.

As calculated on the attached Schedule of Non-GAAP Supplemental Information (“Supplemental Schedule”), our adjusted funds from operations (“AFFO”) were $8.7 million, or $.69 per diluted share, during the third quarter of 2013, as compared to $9.0 million, or $.71 per diluted share, during the third quarter of 2012.

Consolidated Results of Operations - Nine-Month Periods Ended September 30, 2013 and 2012:

For the nine-month period ended September 30, 2013, reported net income was $9.7 million, or $.76 per diluted share, as compared to $15.0 million, or $1.18 per diluted share, during the comparable nine-month period of 2012.

As reflected on the Supplemental Schedule, our reported net income during the nine-month period ended September 30, 2012 included a $7.4 million net gain on the divestiture of property owned by an unconsolidated limited liability company (“LLC”). After neutralizing the impact of the gain recorded in last year’s nine-month period, as well as the transaction costs recorded during each period, our adjusted net income increased $1.6 million, or $.13 per diluted share, to $9.8 million, or $.78 per diluted share, during the first nine months of 2013 as compared to $8.3 million, or $.65 per diluted share, during the comparable period of 2012. The $1.6 million increase in adjusted net income was attributable to: (i) an increase of $1.5 million resulting from a decrease in amortization expense recorded on intangible assets, and; (ii) approximately $100,000 of other combined net favorable changes.

As calculated on the Supplemental Schedule, our AFFO were $26.2 million, or $2.06 per diluted share, during the first nine months of 2013, as compared to $26.1 million, or $2.06 per diluted share, during the comparable period of 2012.

Capital Resources Information:

At September 30, 2013, we had $97.1 million of borrowings outstanding under our $150 million revolving credit agreement and $43.4 million of available borrowing capacity, net of outstanding borrowings and letters of credit.

We filed a Registration Statement with the Securities and Exchange Commission which became effective in November 2012, under which we can offer up to $50 million of our securities pursuant to supplemental prospectuses which we may file from time to time. No offering will be made except pursuant to such supplemental prospectuses.

Dividend Information:

The third quarter dividend of $.625 per share was paid on September 30, 2013.

Acquisition and Construction Activity:

During 2013 to date, we have completed the following:

•	On August 22, 2013, we purchased the Ward Eagle Office Village, a medical office building (“MOB”) located in Farmington Hills, Michigan. This multi-tenant MOB, which was purchased for approximately $4.1 million, consists of approximately 16,282 rentable square feet.

•	On June 6, 2013, we purchased the 5004 Poole Road medical office building, located in Denison, Texas, on the campus of Texoma Medical Center, a wholly-owned subsidiary of Universal Health Services, Inc. (“UHS”). This single-tenant MOB, which was purchased for approximately $625,000, consists of approximately 4,400 rentable square feet and is located adjacent to our Texoma Medical Plaza MOB.

•	The newly constructed Forney Medical Plaza II located in Forney, Texas was completed and opened in April, 2013. This multi-tenant medical office building, consisting of 30,000 rentable square feet, is owned by a limited partnership in which we hold a 95% non-controlling ownership interest.

Deconsolidation of LLC:

Effective July 1, 2013, the master lease agreement between Palmdale Medical Properties, an LLC in which we hold a 95% non-controlling equity interest, and Palmdale Regional Medical Center, a wholly-owned subsidiary of UHS, expired. Therefore, effective on July 1, 2013, this LLC was no longer considered a variable interest entity and we began accounting for this LLC on an unconsolidated basis pursuant to the equity method. Prior to the expiration of the master lease, this LLC was accounted for on a consolidated basis, through June 30, 2013. For the quarter ended September 30, 2012, this LLC had revenues of $328,000, operating expenses of $137,000, depreciation and amortization expense of $86,000, third-party interest expense of $103,000 and net income of $2,000. There was no material impact to our net income as a result of the deconsolidation of this LLC.

General Information, Forward-Looking Statements and Risk Factors and Non-GAAP Financial Measures:

Universal Health Realty Income Trust, a real estate investment trust, invests in healthcare and human service related facilities including acute care hospitals, behavioral healthcare facilities, rehabilitation hospitals, sub-acute care facilities, surgery centers, childcare centers and medical office buildings. We have investments in fifty-six properties located in sixteen states.

This press release contains forward-looking statements based on current management expectations. Numerous factors, including those disclosed herein, those related to healthcare and healthcare real estate industry trends and those detailed in our filings with the Securities and Exchange Commission (as set forth in Item 1A-Risk Factors and in Item 7-Forward-Looking Statements and Risk Factors in our Form 10-K for the year ended December 31, 2012 and in Item 2-Forward-Looking Statements and Certain Risk Factors in our Form 10-Q for the quarterly period ended June 30, 2013), may cause the results to differ materially from those anticipated in the forward-looking statements. Many of the factors that will determine our future results are beyond our capability to control or predict. These statements are subject to risks and uncertainties and therefore actual results may differ materially. Readers should not place undue reliance on such forward-looking statements which reflect management’s view only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Funds from operations (“FFO”) is a widely recognized measure of performance for Real Estate Investment Trusts (“REITs”). We believe that FFO and FFO per diluted share, and adjusted funds from operations (“AFFO”) and AFFO per diluted share, which are non-GAAP financial measures (“GAAP” is Generally Accepted Accounting Principles in the United States of America), are helpful to our investors as measures of our operating performance. We compute FFO, as reflected on the attached Supplemental Schedules, in accordance with standards established by the National Association of Real Estate Investment Trusts (“NAREIT”), which may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than we interpret the definition. AFFO was also computed for the three and nine-month periods ended September 30, 2013 and 2012, as reflected on the Supplemental Schedules and discussed herein, since we believe it is helpful to our investors since it adjusts for the effect of a gain on divestiture of property owned by an unconsolidated LLC (during the first nine months of 2012) and transaction costs related to acquisitions. FFO/AFFO do not represent cash generated from operating activities in accordance with GAAP and should not be considered to be an alternative to net income determined in accordance with GAAP. In addition, FFO/AFFO should not be used as: (i) an indication of our financial performance determined in accordance with GAAP; (ii) an alternative to cash flow from operating activities determined in accordance with GAAP; (iii) a measure of our liquidity, or; (iv) an indicator of funds available for our cash needs, including our ability to make cash distributions to shareholders. A reconciliation of our reported net income to FFO/AFFO is reflected on the Supplemental Schedules included below.

To obtain a complete understanding of our financial performance these measures should be examined in connection with net income, determined in accordance with GAAP, as presented in the condensed consolidated financial statements and notes thereto in this report or in our other filings with the Securities and Exchange Commission including our Report on Form 10-K for the year ended December 31, 2012 and our Report on Form 10-Q for the quarterly period ended June 30, 2013. Since the items included or excluded from these measures are significant components in understanding and assessing financial performance under GAAP, these measures should not be considered to be alternatives to net income as a measure of our operating performance or profitability. Since these measures, as presented, are not determined in accordance with GAAP and are thus susceptible to varying calculations, they may not be comparable to other similarly titled measures of other companies. Investors are encouraged to use GAAP measures when evaluating our financial performance.

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Universal Health Realty Income Trust

Consolidated Statements of Income

For the Three and Nine Months Ended September 30, 2013 and 2012

(amounts in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues:
Base rental - UHS facilities	$3,587	$4,068	$11,181	$11,556
Base rental - Non-related parties	6,905	6,623	20,979	20,265
Bonus rental - UHS facilities	1,075	955	3,214	3,109
Tenant reimbursements and other - Non-related parties	1,782	1,816	5,091	5,341
Tenant reimbursements and other - UHS facilities	99	148	370	356

	13,448	13,610	40,835	40,627

Expenses:
Depreciation and amortization	4,577	5,263	14,113	15,484
Advisory fees to UHS	603	540	1,759	1,594
Other operating expenses	3,636	3,578	11,045	11,244
Transaction costs	39	14	170	663

	8,855	9,395	27,087	28,985

Income before equity in income of unconsolidated limited liability companies (“LLCs”), interest expense and gain, net	4,593	4,215	13,748	11,642

Equity in income of unconsolidated LLCs	515	645	1,545	1,803

Gain on divestiture of property owned by an unconsolidated LLC, net	0	0	0	7,375

Interest expense, net	(1,805)	(1,874)	(5,622)	(5,853)

Net income	$3,303	$2,986	$9,671	$14,967

Basic earnings per share	$0.26	$0.24	$0.76	$1.18

Diluted earnings per share	$0.26	$0.24	$0.76	$1.18

Weighted average number of shares outstanding - Basic	12,681	12,666	12,676	12,658
Weighted average number of share equivalents	13	10	14	7

Weighted average number of shares and equivalents outstanding - Diluted	12,694	12,676	12,690	12,665

Universal Health Realty Income Trust

Schedule of Non-GAAP Supplemental Information (“Supplemental Schedule”)

For the three months ended September 30, 2013 and 2012

(in thousands, except per share amounts)

(unaudited)

Calculation of Adjusted Net Income

	Three months ended		Three months ended
	September 30, 2013		September 30, 2012
	Amount	Per Diluted Share	Amount	Per Diluted Share

Net income	$3,303	$0.26	$2,986	$0.24
Adjustments:
Transaction costs	39	0.00	14	0.00

Subtotal adjustments to net income	39	0.00	14	0.00

Adjusted net income	$3,342	$0.26	$3,000	$0.24

Calculation of Adjusted Funds From Operations (“AFFO”)

	Three months ended		Three months ended
	September 30, 2013		September 30, 2012
	Amount	Per Diluted Share	Amount	Per Diluted Share

Net income	$3,303	$0.26	$2,986	$0.24
Plus: Depreciation and amortization expense:
Consolidated investments	4,502	0.35	5,216	0.41
Unconsolidated affiliates	869	0.07	827	0.06

Funds From Operations (“FFO”)	8,674	0.68	9,029	0.71
Transaction costs	39	0.01	14	0.00

AFFO	$8,713	$0.69	$9,043	$0.71

Dividend paid per share		$0.625		$0.615

Universal Health Realty Income Trust

Schedule of Non-GAAP Supplemental Information (“Supplemental Schedule”)

For the nine months ended September 30, 2013 and 2012

(in thousands, except per share amounts)

(unaudited)

Calculation of Adjusted Net Income

	Nine months ended September 30, 2013		Nine months ended September 30, 2012
	Amount	Per Diluted Share	Amount	Per Diluted Share

Net income	$9,671	$0.76	$14,967	$1.18
Adjustments:
Less: Gain on divestiture of property owned by an unconsolidated LLC, net	0	0.00	(7,375)	(0.58)
Transaction costs	170	0.02	663	0.05

Subtotal adjustments to net income	170	0.02	(6,712)	(0.53)

Adjusted net income	$9,841	$0.78	$8,255	$0.65

Calculation of Adjusted Funds From Operations (“AFFO”)

	Nine months ended September 30, 2013		Nine months ended September 30, 2012
	Amount	Per Diluted Share	Amount	Per Diluted Share

Net income	$9,671	$0.76	$14,967	$1.18
Plus: Depreciation and amortization expense:
Consolidated investments	13,919	1.10	15,354	1.21
Unconsolidated affiliates	2,411	0.19	2,507	0.20
Less: Gain on divestiture of property owned by an unconsolidated LLC, net	0	0.00	(7,375)	(0.58)

FFO	26,001	2.05	25,453	2.01
Transaction costs	170	0.01	663	0.05

AFFO	$26,171	$2.06	$26,116	$2.06

Dividend paid per share		$1.870		$1.840

Universal Health Realty Income Trust

Condensed Consolidated Balance Sheets

(dollar amounts in thousands)

(unaudited)

	September 30, 2013	December 31, 2012
Assets:

Real Estate Investments:
Buildings and improvements	$367,101	$374,416
Accumulated depreciation	(94,798)	(87,088)

	272,303	287,328
Land	27,559	27,058

Net Real Estate Investments	299,862	314,386

Investments in and advances to limited liability companies (“LLCs”)	39,209	28,636

Other Assets:
Cash and cash equivalents	2,936	3,048
Base and bonus rent receivable from UHS	2,083	2,041
Rent receivable - other	3,089	2,783
Intangible assets (net of accumulated amortization of $12.6 million and $8.2 million at September 30, 2013 and December 31, 2012, respectively)	22,177	26,293
Deferred charges, goodwill and other assets, net	5,961	5,851

Total Assets	$375,317	$383,038

Liabilities:

Line of credit borrowings	$97,100	$81,750
Mortgage and other notes payable, non-recourse to us (including net debt premium of $942,000 and $1.3 million at September 30, 2013 and December 31, 2012, respectively)	107,102	116,186
Accrued interest	470	539
Accrued expenses and other liabilities	4,686	4,920
Tenant reserves, escrows, deposits and prepaid rents	1,929	1,898

Total Liabilities	211,287	205,293

Equity:

Preferred shares of beneficial interest, $.01 par value; 5,000,000 shares authorized; none issued and outstanding	0	0
Common shares, $.01 par value; 95,000,000 shares authorized; issued and outstanding: 2013 - 12,702,192; 2012 - 12,688,998	127	127
Capital in excess of par value	214,572	214,094
Cumulative net income	476,546	466,875
Cumulative dividends	(527,167)	(503,425)
Accumulated other comprehensive loss	(48)	0

Total Universal Health Realty Income Trust Shareholders’ Equity	164,030	177,671
Non-controlling equity interest	0	74

Total Equity	164,030	177,745

Total Liabilities and Equity	$375,317	$383,038